Exhibit 10.14

WAIVER OF SECURITY INTERESTS AND LIENS

1.       Recitals

(a)       Amergent Hospitality Group, Inc., a Delaware corporation (“Amergent”), is a party to a Unit Purchase Agreement (the “Purchase Agreement”) dated as of the 30th day of August 2021 by and among Pie Squared Investment, LLC, a Delaware limited liability company (“Squared Investment”), Pizzarev Acquisition LLC, a Delaware limited liability company (“Rev Acquisition” and together with Squared Investment, the “Company Members”).

(b)       Pursuant to the terms of the Purchase Agreement, Amergent will acquire all of the outstanding units of membership interest (the “Units”) of Pie Squared Holdings, LLC, a Delaware limited liability company (the “Company”), from the Company Members.

(c)       The Company owns all of the outstanding equity securities in each of PizzaRev Franchising, LLC, Pie Squared Pizza, LLC, PizzaRev Austin, LLC, and PizzaRev IP Holdings, LLC (collectively, the “Subsidiaries”).

(d)       In exchange for the Units, Amergent will, among other things, issue a Convertible Promissory Note of even date herewith (the “Note”) in the original principal amount of $1,000,000 payable to the order of Rev Acquisition, payment of which will be secured by various security agreements and other instruments creating a lien on all of the Units and all of the assets of the Company and the Subsidiaries (collectively, the “PizzaRev Collateral”) in favor of Rev Acquisition.

(e)       Pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of April 1, 2020, among Amergent (then known as Chanticleer Holdings Inc.), Oz Rey, LLC, a Texas limited liability company (“Oz Rey”), and certain other purchasers, Amergent issued to Oz Rey a 10.0% Secured Convertible Debenture dated April 1, 2020 (the “Debenture”).

(f)       Pursuant to a Security Agreement (the “Security Agreement”) dated as of April 1, 2020, among Amergent, certain subsidiary guarantors (the “Guarantors”) and Oz Rey, Amergent and the Guarantors granted Oz Rey a security interest in substantially all of the assets of Amergent and the Guarantors (the “Collateral”) to secure repayment of the Debenture.

(g)       Under the terms of the Securities Purchase Agreement, Debenture, the Security Agreement and all of the other documents and instruments contemplated thereby providing for repayment or security for repayment of the Debenture (the “Oz Rey Loan Documents”), Amergent has agreed not to incur indebtedness that is not Permitted Indebtedness (as defined in the Debenture) or grant any security interests in its assets that are not Permitted Liens (as defined in the Debenture).

(h)       The Note and the grant of a security interest in the PizzaRev Collateral would not be permitted by the terms of the Oz Rey Loan Documents without the consent of Oz Rey.

(i)       As a condition to closing the transactions contemplated by the Purchase Agreement, Rev Acquisition has required that Amergent arrange for (1) Oz Rey’s consent to Amergent’s issuance of the Note and (2) waiver, to the extent applicable, of Oz Rey’s security interest and lien rights in PizzaRev Collateral and to explicitly exclude the PizzaRev Collateral from the definition of “Collateral” under the Oz Rey Loan Documents.

2.       Waiver of Security Interests and Liens

(a)       For valuable consideration, the receipt and sufficiency of which Oz Rey acknowledges, and to induce Rev Acquisition to consummate the transactions contemplated by the Purchase Agreement, Oz Rey (1) consents to the issuance of the Note by Amergent to Rev Acquisition and the continued performance by Amergent of its obligations under the terms of the Note and (2) grants this waiver in favor of Rev Acquisition to exclude the PizzaRev Collateral from the definition of “Collateral” under the Oz Rey Loan Documents.

(b)       Regardless of any priority otherwise available to Oz Rey by law or by agreement, Oz Rey waives any security interest (including, without limitation, those for which it has filed a Financing Statement) or lien (including, without limitation, any lien under applicable law, including, but not limited to, Delaware law, Texas law or any other law which the Oz Rey Loan Documents may be governed), Oz Rey may now hold or may at any time acquire in PizzaRev Collateral and Oz Rey hereby acknowledges and agrees that the PizzaRev Collateral shall explicitly be excluded from the definition of “Collateral” as set forth in the Oz Rey Loan Documents.

(c)       Rev Acquisition shall have no obligation to Oz Rey with respect to the PizzaRev Collateral. Rev Acquisition may (i) take possession of, sell or dispose of, and otherwise deal with, the PizzaRev Collateral, (ii) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any right to payment, or grant any extension to, make any compromise or settlement with Amergent or otherwise agree to waive, modify, amend or change the Purchase Agreement, (iii) prosecute, settle and receive proceeds on any insurance claims relating to the PizzaRev Collateral, and (iv) exercise and enforce any right or remedy available to Rev Acquisition with respect to the PizzaRev Collateral, whether available before or after the occurrence of any default; all without notice to or consent from Oz Rey. Oz Rey waives any right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law, this Waiver, the Purchase Agreement, or other agreement.

(d)       Oz Rey will not commence any action or proceeding with respect to the PizzaRev Collateral and will not take possession of, sell or dispose of, or otherwise deal with, the PizzaRev Collateral, and will not exercise or enforce any other right or remedy that may be available to Oz Rey with respect to the PizzaRev Collateral.

(e)       This Waiver shall bind Oz Rey, its successors and assigns, and shall inure to the benefit of Rev Acquisition’s successors and assigns.

(f)       Oz Rey warrants that except as set forth in the Exchange Agreement, it has not previously assigned or encumbered any security interest or lien it possesses or may later possess against assets of Amergent.

(g)       This Waiver does not affect any interest Oz Rey may have in any property other than the PizzaRev Collateral.

This Waiver may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Waiver by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Waiver.

This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

OZ REY, LLC

By
Robert S. Hersch, its Manager

Amergent Hospitality Group, Inc.

By
Michael D. Pruitt, Chief Executive Officer

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